Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Seahawk Drilling, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-161446 and 333-161447) on Form S-8 of Seahawk Drilling, Inc. of our report dated February 26, 2009, with respect to the consolidated and combined balance sheets of Seahawk Drilling, Inc. as of December 31, 2009 and 2008, and the related consolidated and combined statements of operations, net parent funding and stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of Seahawk Drilling, Inc.

Our report contains an explanatory paragraph that states that prior to August 24, 2009 (the Spin-off Date), the combined financial statements have been prepared from the separate records maintained by Seahawk Drilling, Inc.’s former parent, Pride International, Inc., and may not necessarily be indicative of the conditions that would have existed or the results of operations if Seahawk Drilling, Inc. had been operated as an unaffiliated entity.

/s/ KPMG LLP

Houston, Texas

February 26, 2009